EXHIBIT 2.1


                                    AGREEMENT

         This AGREEMENT (this "Agreement") is entered into as of August 8, 2001, by and among IVG CORP., a Delaware corporation, and DENNIS LAMBKA ("Lambka") and RONALD BRAY ("Bray" and together with Lambka, the "Shareholders"). As used herein, "IVG" shall refer to both IVG Corp., a Delaware corporation, and Internet Venture Group, Inc., a Florida corporation and the predecessor entity to IVG Corp.


                                    RECITALS

         WHEREAS, on March 30, 2001, the Shareholders, IVG and certain other parties entered into that certain Amended and Restated Asset Purchase Agreement and Agreement and Plan of Merger (the "Merger Agreement"), whereby the Shareholders, as the holders of 100% of the issued and outstanding common stock of SES-Corp., Inc., a Delaware corporation ("SES-Corp"), agreed to cause the merger of SES-Corp. with and into a subsidiary of IVG (the "Merger");

         WHEREAS, pursuant to the Merger, the Shareholders received shares of IVG common stock (the "Merger Shares"), of which an aggregate of 10 million shares (the "Escrow Shares") were to be subject to an escrow agreement, and IVG became the holder of 100% of the issued and outstanding common stock of SES-Corp. (the "SES Shares");


         WHEREAS, the Shareholders and IVG desire to exchange the Escrow Shares for the SES Shares (the "Exchange");

         WHEREAS, the Shareholders and IVG hereby acknowledge and agree that the Exchange will result in the Shareholders holding 100% of the SES Shares and IVG holding 100% of the Escrow Shares;

         WHEREAS, the Shareholders desire to relinquish all officer and director positions with IVG and its subsidiaries;

         WHEREAS, as contemplated by the Merger Agreement, the Shareholders were each issued shares of common stock of SES Professional Services, Inc. ("SES Pro");

         WHEREAS, the Shareholders and IVG mutually agree that in consideration of the Exchange, each of the Shareholders shall return to IVG the shares of SES Pro such Shareholder received pursuant to the Merger Agreement or otherwise (the "SES Pro Shares");

         NOW THEREFORE, in consideration of the premises and the mutual promises herein made and of the mutual benefits to be derived hereby, the parties hereto agree as follows:

                           ARTICLE I. SHARE EXCHANGE

SECTION 1.01 SHARE EXCHANGE. On the terms and subject to the conditions contained in this Agreement, IVG hereby sells, assigns, transfers, conveys and delivers to the Shareholders, and the Shareholders hereby purchase, acquire and accept delivery from IVG of, all of the issued and outstanding SES Shares, and the Shareholders hereby sell, assign, transfer, convey and deliver to IVG and IVG hereby purchases, acquires and accepts delivery from the Shareholders of, all of the Escrow Shares, of which Bray holds 50% and Lambka holds 50%. Each of Lambka and Bray hereby releases all claim to the Escrow Shares.

         SECTION 1.02 DELIVERY OF SES SHARES. IVG hereby delivers: (a) a stock certificate, complete with stock powers, transferring 50% of the SES Shares to Lambka; and (b) a stock certificate, complete with stock powers, transferring 50% of the SES Shares to Bray.

         SECTION 1.03 100% OF THE SES SHARES. IVG hereby represents and warrants to the Shareholders that the SES Shares represent 100% of the shares of SES-Corp issued to IVG in connection with the Merger. Upon completion of the Exchange, IVG shall not have any right, title or interest in any shares of capital stock, or any right to purchase or receive capital stock of, SES-Corp.

         SECTION 1.04 100% OF THE ESCROW SHARES. The Shareholders hereby rely and accept the representation of IVG that the Escrow Shares represent approximate 85% of the shares of IVG issued to the Shareholders in connection with the Merger. Upon completion of the Exchange, neither Bray nor Lambka shall have any right, title or interest in any shares of capital stock, or any right to purchase or receive capital stock of, IVG, except for that portion of the Merger Shares (909,631 Shares held by Ronald Bray) that are not Escrow Shares, and for shares either of them may have purchased in open market transactions. The only restrictions on the 909,631 Shares held by Ronald Bray are those restrictions designated by Rule 144 of the Internal Revenue Code.

         Section 1.05 OTHER CONSIDERATION. The Shareholders waive any rights to, and acknowledge they have no right to receive, Earn-out Shares, as such term is defined in the Merger Agreement.


                           ARTICLE II. SES PRO SHARES

         Section 2.01 PURCHASE OF SES PRO SHARES. For $5 each and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Shareholders hereby sells, assigns, transfers, conveys and delivers to IVG, and IVG hereby purchases, acquires and accepts delivery from each of the Shareholders of, 100% of their respective SES Pro Shares.

         Section 2.02 BRAY'S SES PRO SHARES. Bray hereby delivers a stock certificate, complete with stock powers, transferring ownership of his SES Pro Shares to IVG, which represents 100% of the SES Pro Shares owned by Bray. In transferring his SES Pro Shares to IVG, Bray hereby acknowledges and agrees that he shall have no further right, title or interest in the SES Pro Shares or SES Pro in the future. Bray further acknowledges and agrees that any rights to receive shares in SES Pro in the future pursuant to the Merger Agreement or otherwise are hereby terminated. Bray waives any rights he may have regarding SES Pro under the Merger Agreement or otherwise.

         Section 2.03 LAMBKA'S SES PRO SHARES. Lambka hereby delivers a stock certificate, complete with stock powers transferring ownership of his SES Pro Shares to IVG, which represents 100% of the SES Pro Shares owned by Lambka. In transferring his SES Pro Shares to IVG, Lambka hereby acknowledges and agrees that he shall have no further right, title or interest in the SES Pro Shares or SES Pro, and any additional rights to receive shares in SES Pro pursuant to the Merger Agreement or otherwise are hereby terminated. Lambka waives any rights he may have regarding SES Pro under the Merger Agreement or otherwise.


                           ARTICLE III. RESIGNATIONS

         SECTION 3.01 RESIGNATION OF BRAY. By his execution of this Agreement, Bray hereby resigns from the Board of Directors of IVG and any of its subsidiaries and any other positions with IVG and any of its subsidiaries, whether as an officer or on an employment or consulting basis, effective immediately. This provision does not apply to any position that Bray may presently hold with SES-Corp. or any of its subsidiaries.

         SECTION 3.02 RESIGNATION OF LAMBKA. By his execution of this Agreement, Lambka hereby resigns from the Board of Directors of IVG and any of its subsidiaries and any other positions with IVG and any of its subsidiaries, whether as an officer or on an employment or consulting basis, effective immediately. This provision does not apply to any position that Lambka may presently hold with SES-Corp. or any of its subsidiaries.


                      ARTICLE IV. MISCELLANEOUS PROVISIONS

         SECTION 4.01 GOVERNING LAW. The laws of the State of Delaware (without regard to its choice of law principles that might apply the law of another jurisdiction) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties.

         SECTION 4.02 SEVERABILITY. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, then the remainder of this Agreement and the application of such provisions to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such unenforceable provision of this Agreement with valid and enforceable provisions that will achieve, to the extent possible, the economic, business and other purposes of the invalid provision.

         SECTION 4.03 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all parties reflected hereon as signatories.

         SECTION 4.04 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by the other party to evidence and reflect the transactions provided for herein and to carry into effect the intent of this Agreement, so long as further assurances are not inconsistent with this Agreement.

         Section 4.05 VENUE. The proper venue for any action filed by IVG as against either Shareholder, Bray or Lambka, or both of them, or by the Shareholders, or either of them, as against IVG shall only be in the State of Michigan, federal or state court as may be appropriate. The parties hereby irrevocably agree, as a further part of their mutual consideration and support of this Agreement, that this venue shall not be challenged by IVG for removal to either Delaware and/or Texas, the previous provisions of the Merger Agreement here notwithstanding. Any attempt by IVG to change venue from Michigan shall result in this Agreement having been breached by IVG and IVG having been declared in default hereunder to the Shareholders, or either of them. As a result of such default, IVG will be obligated to the Shareholders, or either of them, for all of their costs, expenses and actual attorney fees incurred in this defense of, or in the prosecution of the Shareholders rights, remedies and/or defenses as against IVG hereunder and as allowed in law and/or equity by the court of competent jurisdiction from the date of inception of said case until its final (trial and/or appellate) determination. The costs, expenses and attorney fees may be taxable as against IVG intermittently as the Shareholders, or either of them, shall so petition the court for interim payment thereof and as allowed by said court.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                                  IVG CORP.




                                                  By: /s/ Elorian Landers
                                                  Name: Elorian Landers
                                                  Title: CEO




                                                  SHAREHOLDERS:




                                                  /s/ Dennis Lambka
                                                  DENNIS LAMBKA






                                                  /s/ Ronald Bray
                                                       RONALD BRAY